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                                                                   EXHIBIT 10.25

                                    AGREEMENT

                   AGREEMENT, dated as of January 15th, 1996, by and between AMERICAN NATIONAL CAN COMPANY, a Delaware corporation (the "Company"), and the individual named on the signature page hereof (the "Executive").

                   WHEREAS, the Executive currently serves as a senior executive of the Company; and

                   WHEREAS, in order to preserve for the Company the benefit of the Executive's experience and continued service during the ongoing reorganization of the Company's activities, the Company and the Executive have agreed to the terms set forth in this Agreement;

                   NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

                   1. DEFINED TERMS. For purposes of this Agreement, the following terms shall have the following meanings:

                   (a) "AFFILIATE" means, with respect to any person (including without limitation the Company), any corporation or other entity that, directly or indirectly, controls or is controlled by such person, or that is under common control with such person.

                   (b) "BOARD" means the Board of Directors of the Company or, if there is no such Board of Directors, such individual, committee or other supervisory body designated by Pechiney to manage the business and affairs of the Company.

                   (c) "CAUSE" means (A) serious misconduct or gross negligence in the performance of the Executive's employment duties; (B) willful disobedience by the Executive of directions received from or policies established by the Chief Executive Officer, any other executive or executives to whom the Executive reports or the Board; or (C) commission, by the Executive of a crime involving fraud or moral turpitude that can reasonably be expected to have a materially adverse effect on the business, reputation or financial situation of the Company. The Executive shall be permitted to respond and defend himself before the Board within 15 days after written notification of any proposed termination for Cause which shall specify in detail the reasons for such termination.



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                   (d) "CODE" means the Internal Revenue Code of 1986, as
amended.

                   (e) "CONFIDENTIAL INFORMATION" includes, without limitation, the client lists of Pechiney and its Subsidiaries and Affiliates (including the Company), their respective trade secrets, any confidential information about (or provided by) any customer or supplier, or prospective or former customer or supplier, of Pechiney or any of its Subsidiaries or Affiliates (including the Company), information concerning the business or financial affairs of Pechiney or any of its Subsidiaries or Affiliates (including the Company), including books and records, commitments, procedures, plans and prospectus, strategies, or current or prospective transactions or business, and any other "inside information", (i) which has not been disclosed publicly by Pechiney or one of its Subsidiaries or Affiliates (including the Company), or with its consent,
(ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge and the Executive has reason to know that such information became a matter of public knowledge through an unauthorized disclosure.

                   (f) "CONTINUATION PERIOD" means the period beginning on the Termination Date and ending on the earlier of (i) the second anniversary thereof or (ii) the Executive's 60th birthday.

                   (g) "COVENANT PERIOD" means the period beginning on the date of this Agreement and ending on the second anniversary of the Termination Date.

                   (h) "GOOD REASON" means (A) a material reduction in the Executive's status, duties or responsibilities as in effect on the date of this Agreement, (B) a reduction in the Executive's base salary or a material reduction in his short-term incentive compensation opportunity, or termination of the Executive's participation in any long-term incentive opportunity, or (C) the Executive being required by the Company to relocate outside the continental United States (it being understood that the Company's offer to the Executive of a position outside the continental United States will not constitute Good Reason if the Executive may decline such offer and remain at his then-current position). No event or circumstance that would otherwise constitute Good Reason shall constitute Good Reason unless the Executive specifies to the Company in writing the nature of the event or circumstance within 30 days of first becoming aware thereof, and the Company does not correct such act or omission within 60 days of its receipt of such written specification.

                   (i) "ILTIP" means the Company's Interim Long Term Incentive Plan.

                   (j) "MIP" means the Company's Management Incentive Plan, as the same may be amended from time to time, or any successor plan.

                   (k) "PECHINEY EQUITY PLAN" means any stock option, restricted stock, stock appreciation right, phantom stock, equity incentive or similar plan (other than the ILTIP) under



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which awards are denominated in, or the value of which is determined by reference to, equity securities of Pechiney.

                   (l) "PECHINEY GROUP" means Pechiney and its Subsidiaries and Affiliates (including the Company).

                   (m) "PENSION PLANS" means, collectively, the Company's Pension Plan for Salaried Employees and certain other non-qualified pension plans or arrangements that the Company maintains for its senior executives.

                   (n) "SUBSIDIARY" of a person (including without limitation the Company) means a corporation with respect to which such person, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation's board of directors.

                   (o) "TERMINATION DATE" means the effective date of the Executive's termination of employment with the Company.

                   2.  GENERAL TERMS OF EMPLOYMENT.

                   (a) NATURE AND TERM OF THIS AGREEMENT. This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits for the Executive in the event his employment with the Company terminates under the circumstances described herein.

                   (b) DUTIES AND RESPONSIBILITIES. For so long as the Executive's employment with the Company continues, the Executive will devote his full business time, attention and best efforts to the affairs of the Company, will faithfully serve the Company and in all respects conform to and comply with the lawful directions and instructions given to him by the Company's Chief Executive Officer, any other executive or executives to whom he reports or the Board.

                   (c) BASE SALARY. The Executive base salary shall be reviewed periodically by the Company at the times and in a manner consistent with the review of base salaries of the Company's other senior executives, and, based on such review, the amount of the Executive's base salary may be adjusted upwards but not downwards, in the discretion of the Company, taking into account the Executive's performance and any other factors the Company deems relevant.

                   (d) PARTICIPATING IN BENEFIT PROGRAMS. During the period of the Executive's employment with the Company he will be eligible to participate in the Company's compensation (including short-term and long-term incentive compensation) and benefit programs applicable generally to the Company's senior executives. Such programs may be adjusted or modified from time to time by the Company in its discretion.



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                   3. PENSION BENEFIT.

                   (a) TERMINATION OF EMPLOYMENT PRIOR TO AGE 55. If the Executive's employment with the Company is terminated by the Company for any reason other than for Cause, or if the Executive resigns from employment with the Company under circumstances constituting Good Reason, in either case before the Executive attains age 55, then the following shall apply:

                   (i) SUPPLEMENTAL PENSION BENEFIT. The Company will pay to the Executive pursuant to this Agreement a supplemental monthly pension benefit equal to the excess, if any, of "A" over "B", where:

                   "A" equals the aggregate monthly benefit the Executive would have received under the Pension Plans upon retirement assuming that the Executive had continued service with the Company until the later of (A) the Executive's 55th birthday and (B) the end of the Continuation Period, based on the years of service that the Executive would have been credited with upon the later of such age, but calculated on the basis of an early retirement reduction of 3% per annum (rather than 6% per annum as currently provided under the Pension Plans). Such benefit will be calculated based upon the highest consecutive 60 months of compensation (as defined for the purposes of the Pension Plans) the Executive received from the Company during his employment; and

                   "B" equals the aggregate monthly amount payable to the Executive under the Pension Plans, such amount to be calculated in accordance with the provisions of the Pension Plans.

          Payment of such amount will begin at the time the Executive starts to receive monthly benefits under the Pension Plans but in no event before the Executive's 55th birthday.

                   (ii) Qualification for Retirement Benefits. The Executive will be considered to have attained age 55 for the purposes of qualifying for retirement benefits. Benefits will be provided starting at age 55 and, until age 55, the Executive and his family will remain eligible for medical, life insurance and dental benefits under the applicable plans of the Company, on the same terms and conditions (including without limitation any provisions concerning payment of premiums, deductibles and co-payments) that apply to employees of the Company; provided, however, that such coverage shall be secondary to any benefits the Executive or his family becomes eligible to receive under a comparable program of a subsequent employer.

                   (iii) Severance Benefits. The Executive will be entitled to the severance benefits described in Section 4 of this Agreement.


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                   (b) TERMINATION OF EMPLOYMENT AT OR AFTER AGE 55 BUT PRIOR TO
AGE 60. If the Executive's employment with the Company is terminated by the Company for any reason other than for Cause, or if the Executive resigns from employment with the Company under circumstances constituting Good Reason, in either case upon the Executive's attaining, or after he has attained, age 55 but before he attains age 60, then the following shall apply:

                   (i) Supplemental Pension Benefit. The Company will pay to the Executive pursuant to this Agreement a supplemental monthly pension benefit equal to the excess, if any, of "A" over "B", where:

                   "A" equals the aggregate monthly benefit the Executive would have received under the Pension Plans upon retirement assuming that the Executive had continued service with the Company until the end of the Continuation Period, based on the years of service that the Executive would have been credited with at such time under the Pension Plans. Such benefit will be calculated based upon the highest consecutive 60 months of compensation (as defined for the purposes of the Pension Plans) the Executive received from the Company during his employment; and

                   "B" equals the aggregate monthly amount payable to the Executive under the Pension Plans, such amount to be calculated in accordance with the provisions of the Pension Plans.

          Payment of such supplemental monthly pension benefit will begin at the time the Executive starts to receive monthly benefits under the Pension Plans.

                   (ii) Qualification for Retirement Benefits. The Executive will be qualified for retirement benefits on the same basis, and subject to the same terms and conditions, as other employees who are entitled to such benefits upon retirement after age 55.

                   (iii) Severance Benefits. The Executive will be entitled to the severance benefits described in Section 4 of this Agreement.

                   (c) TERMINATION OF EMPLOYMENT AT OR AFTER AGE 60. If the Executive retires or otherwise resigns from employment with the Company, or if the Executives employment with the Company is terminated by the Company for any reason other than for Cause, in any such case upon the Executive's attaining, or after he has attained, age 60, then the following shall apply:

                   (i) Qualification for Retirement Benefits. The Executive will be qualified for retirement benefits on the same basis, and subject to the same terms and conditions, as other employees who are entitled to such benefits upon retirement after age 55.



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                   (ii) No Severance Benefits. The Executive will not be
          entitled to any severance benefits.

                   (d) CERTAIN TERMS APPLICABLE TO SUPPLEMENTAL MONTHLY PENSION BENEFITS. The Company shall determine in its discretion whether, and to the extent that, any supplemental monthly pension benefit required under Section 3
(a)(i) or 3 (b)(i) shall be paid through a Pension Plan that is intended to be qualified under Section 401 (a) of the Code, or any successor provision thereto, or under a Pension Plan or other arrangement that is not intended to be so qualified. The amount, if any, payable under such Sections will be determined based on the same form of payment (e.g. single life annuity or joint and survivor annuity) that the Executive elects under the Pension Plans.

                   (e) NO ENHANCEMENT UPON RETIREMENT OR RESIGNATION BEFORE AGE
60. If the Executive retires or otherwise resigns his employment with the Company under circumstances not constituting Good Reason before attaining age 60, he shall not be entitled to any of the pension enhancements described in the foregoing subsections (a) and (b), nor to any of the severance benefits described in Section 4, and his retirement and severance benefits shall instead be determined under the Pension Plans and other benefit plans and arrangements of the Company in which he participates at the time of such retirement or resignation.

                   (f) NO IMPAIRMENT OF EXISTING RIGHTS. Nothing in this Agreement shall be construed to reduce or impair in any way the Executive's rights and benefits under the Pension Plans, including any rights and benefits that he may accrue under the Pension Plans after the date hereof and prior to his termination of employment with the Company.

                   4. SEVERANCE BENEFITS. If the Executive's employment with the Company terminates under circumstances which are described in Section 3 as conferring on the Executive the right to receive the severance benefits described in this Section 4, then the Executive shall be entitled to the following:

                   (a) Base Salary Continuation. Following the Termination Date and continuing through the Continuation Period, the Company will continue to pay the Executive his base salary equivalent, at the rate in effect immediately prior to the Termination Date (or if the Executive has resigned for Good Reason by virtue of the Company having reduced his rate of base salary, at the rate of base salary in effect prior to such reduction) consistent with normal payroll practice. The payments following the Termination Date shall be in lieu of any and all severance pay to which the Executive might otherwise be entitled under any plan or program of the Company or any of its Subsidiaries or Affiliates.



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                   (b) INCENTIVE COMPENSATION.

                   (i) During the Continuation Period the Executive will be eligible for an equivalent MIP award reflecting business and personal performance at target level; such award will be paid to the Executive in accordance with the Company's normal payment practices for the MIP at the time payments under the MIP are made to other executives of the Company. Except for the payment provided in this subsection (i), the Executive shall have no right to any payment under the MIP or any other annual incentive compensation plan of the company. The Executive's equivalent MIP award for any partial calendar year at the end of the Continuation Period will be prorated based on a fraction, the numerator of which is the number of days in such calendar year up to and including the last day of the Continuation Period, and the denominator of which is 365.

                   (ii) With respect to the ILTIP, the Executive will be eligible for awards under the ILTIP based on Company performance during this period under the rules of the ILTIP; such awards will be paid to the Executive in accordance with the Company's normal payment practices at the time payments under the ILTIP are made to other executives of the Company. If the Executive participates in a subsequent long-term incentive plan, he will be subject to the applicable termination of employment provisions of that plan.

                   (iii) The Executive will be fully vested in any awards that were made to him under any Pechiney Equity Plan prior to the Termination Date to the extent that the vesting of such awards was conditioned upon continued service, and the Executive shall be entitled to exercise any such award during a period of at least two years following the Termination Date (or until such earlier date as would be the normal expiration date of such award in the absence of termination of employment). To the extent that the vesting of any awards made to the Executive under any Pechiney Equity Plan prior to the Termination Date were based on factors other than continued service, the vesting of such awards will be governed by the rules applicable thereto under any such Pechiney Equity Plan.

Except for the payments and other benefits provided in this subsection (b), the Executive shall have no right to any other payment or benefit under the MIP, the ILTIP or any other annual or long-term incentive plan of the company or, except as may otherwise be provided therein, under any Pechiney Equity Plan. Without limiting the generality of the preceding sentence, this agreement shall not confer any right on the Executive following the Termination Date to be granted any further awards under any Pechiney Equity Plan or to receive any award under any new cycle under the ILTIP or any subsequent long-term incentive plan.

                   (c) COMPANY CAR. Title to the automobile made available to the Executive immediately prior to the Termination Date will be transferred to him at no additional cost as of the Termination Date; provided, however, that the Executive will be responsible for all income taxes,



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transfer taxes and similar governmental charges regarding the transfer and new registration of the vehicle.

                   (d) OUTPLACEMENT SERVICES. The Executive will be eligible for outplacement counseling with an outplacement service selected by the Company and reasonably acceptable to the Executive.

                   (e) CAP MAKEUP. The Company will pay the Executive the amounts it would have contributed on the Executive's behalf to the CAP as matching contributions and/or discretionary profit-sharing contributions during the Continuation Period, assuming the Executive had elected to participate in the CAP at the maximum level permitted thereunder. All such payments will be made on an after-tax basis. Payment of matching contribution equivalents will be paid with the base salary continuation payments provided for in subsection (a) above; payment of discretionary profit-sharing contribution equivalents will be made at approximately the same time as the Company makes such contributions (if any) to the CAP.

                   (f) LIFE INSURANCE AND LONG-TERM DISABILITY. During the Continuation Period the Executive shall continue to be eligible for life insurance and long-term disability benefits equal to those applicable to him on the Termination Date, subject to the same terms and conditions (including without limitation any provisions concerning payment of premiums) that apply to employees of the Company.

                   (g) NO OTHER BENEFITS. Except as otherwise provided in this Agreement, or as provided under the terms of any employee benefit plan or program of the Company, after the Termination Date the Executive shall not be eligible to participate in any employee benefit plan or program of the Company (including without limitation any incentive, bonus or similar compensation plan or arrangement).

                   5. DEATH AND DISABILITY

                   If the Executive dies or becomes totally disabled during the Continuation Period, the Executive or his estate, as the case may be, will be entitled to the severance benefits provided for in this agreement (other than outplacement services) and pension benefits which will be determined taking into account the enhancements provided for in this agreement, as well as to the standard benefits and insurance payments under the benefits plans of the Company then in effect, determined as though his employment with the Company had terminated by virtue of death or total disability.

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                   6. CERTAIN COVENANTS.

                   (a) COVENANT NOT TO COMPETE OR DISCLOSE CONFIDENTIAL INFORMATION. The Executive agrees that during the period of his employment with the Company and continuing through the Covenant Period he will not, without the prior written consent of the Company (which consent may be withheld by the Company in its sole discretion):

                   (i) engage in any activities, whether as employee, employer, agent, proprietor, owner, partner, contractor, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director or otherwise, in competition with the businesses conducted by Pechiney and its Subsidiaries (including without limitation the Company) on the date hereof or in which they are substantially engaged at any time during the Covenant Period;

                   (ii) solicit, in competition with Pechiney or any of its Subsidiaries, any person who is a customer of the businesses conducted by the Company or any of its Subsidiaries at the date hereof or any businesses in which the Company or any of its Subsidiaries are substantially engaged at any time during the Covenant Period; or

                   (iii) induce or attempt to persuade any employee of the Company or any of its Subsidiaries to terminate his employment relationship in order to enter into any other employment, whether or not such other employment is competitive with the Company or any of its Subsidiaries;

provided, however, that the Executive shall not be required to withdraw from any business activity in which he engages after the Termination Date and which, as of the date he commences such activity, is not in competition with any businesses conducted by Pechiney and its Subsidiaries, solely by virtue of the fact that Pechiney of any of its Subsidiaries subsequently engages in such business.

The Executive further agrees that he will not, at any time during the Covenant Period or thereafter, make use, for his own benefit or the benefit of any other person or entity, of Confidential Information of any kind or character, nor divulge Confidential Information except to the extent the Company's Chief Executive Officer or the Board may so authorize in writing, and that within ten days of the Termination Date the Executive will surrender to the Company all records, in whatever form maintained (including without limitation records maintained as computer files) and other documents and materials obtained by the Executive or entrusted to him during the course of his employment by the Company or any of its Subsidiaries or Affiliates (together with all copies thereof) which related to any such Confidential Information. Nothing set forth in this subsection (a), however, shall be interpreted to prohibit the Executive from disclosing

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any such information as may be required by law, including pursuant to any court or government decree or subpoena.

                   (b) TERRITORIAL REACH. The Executive acknowledges that Pechiney and its Subsidiaries conduct their business on a global basis, and expressly agrees that the covenants contained in subsection (a) of this Section shall apply within all territories in which Pechiney or any of its Subsidiaries are actively engaged in the conduct of the businesses described in such covenants at the relevant time, including, without limitation, the territory in which customers are then solicited.

                   (c) REMEDIES. Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Section, it is expressly agreed that if the Executive materially breaches the covenants set forth in this Section and fails to cure such breach to the reasonable satisfaction of the Company within 30 days after written notice thereof, any further obligations of the Company pursuant to this Agreement shall be canceled. Without limiting the generality of the preceding sentence, the Executive acknowledges and agrees that, in the event of such material breach and failure to cure, (i) any obligation of the Company to provide any supplemental pension benefit, or any other benefit, under Section 3 above will be cancelled (other than any obligations under any Pension Plans that are intended to be qualified under
Section 401 (a) of the Code) and (ii) the Company will have no further obligation to pay or provide any of the severance benefits described in Section 4 above. In addition, the Executive acknowledges that a breach of any of the covenants set forth in this Section may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, in addition to any other rights or remedies it may have (including without limitation the remedy provided in the preceding sentence), to obtain a temporary restraining order and a preliminary or permanent injunction enjoining or restraining the Executive from engaging in activities prohibited by this Section or requiring his compliance with the affirmative obligations provided for herein.

                   (d) ENFORCEABILITY. It is the intent and understanding of each party hereto that if in any action before any court or agency legally empowered to enforce the covenants contained in this Section any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

                   7. CONFIDENTIALITY OF THIS AGREEMENT. Except as required by law, judicial order, or other lawful process, the parties hereto will keep confidential and not disclose, directly or indirectly, to any person, firm, corporation, association, or other entity, except family and professional financial and legal advisors, the existence or terms of this Agreement.


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                   8. NO UNFAVORABLE COMMENTS. The Company agrees to refrain
from making now or any time in the future any comment reflecting unfavorably upon the Executive to the press, any individual or entity with whom the Executive has a business relationship or any individual or entity making an inquiry as to the Executive's employment relationship with the Company, except to the extent that any such comment may relate to circumstances underlying a termination of the Executive's employment for Cause. The Executive agrees to refrain from making now or at any time in the future any comment reflecting unfavorably upon any member of the Pechiney Group (including the Company) or any current or former directors, officers or employees of any member of the Pechiney Group to the press, any employees of any member of the Pechiney Group or any individual or entity with whom any member of the Pechiney Group has a business relationship.

                   9. FULL SATISFACTION; RELEASE. The Executive agrees that the payments and other benefits to be provided pursuant to this Agreement shall be in full satisfaction of any and all claims for payment or any other benefits that he may have against the Company or any of its Subsidiaries or Affiliates arising out of (i) his employment with the Company or his status as an executive of the Company or any of the Company's Subsidiaries, Affiliates or divisions, or
(ii) the termination of such employment and status; excluding (A) claims that arise out of an asserted breach of this Agreement and (B) claims for indemnification the Executive may now or in the future have under any bylaw, agreement or otherwise. In addition, in consideration of the agreements set forth herein, the Company, on the one hand, and the Executive, on the other hand, release and waive all claims, causes of action or the like arising on or before the date hereof, regardless of whether or not known at present (including, without limitation, any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, or any other federal, state or local statute or ordinance; but excluding, in the case of both the Company and the Executive, any claims that arise out of an asserted breach of the terms of this Agreement), that either has or may have in the future against the other and, in the case of the Company, their respective successors, shareholders, directors, officers, agents and employees, regarding all matters relating to the Executive's service as an employee of the Company or any of its Subsidiaries, Affiliates or divisions, and to the termination of such relationships, including, without limitation, all claims related to the payment of compensation and benefits and all claims arising under any Federal or state statute or regulation. The Executive and the Company shall execute as of the Termination Date any further documents as may reasonably be requested by the other in order to evidence and give effect to the provisions of this Section.

                   10. SOURCE OF PAYMENTS. All payments provided under this Agreement, other than payments made pursuant to a benefit plan which may provide otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. The Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken



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pursuant to its provisions, shall create or be construed to create, a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

                   11. FUTURE COOPERATION. The Executive agrees that following termination of his employment with the Company he will make himself available in any then pending or future governmental or regulatory investigation, civil or administrative proceeding or arbitration related to the Executive's duties while employed by the Company, subject to the Executive's other personal and business commitments. The Company will promptly reimburse the Executive for all reasonable costs and expenses, including attorneys' fees, incurred by the Executive in connection with any such proceedings or arbitration.

                   12. TAX WITHHOLDING. All amounts payable to the Executive pursuant to this Agreement shall be subject to all legal requirements with respect to the withholding of taxes including FICA.

                   13. MISCELLANEOUS.

                   (a) ENTIRE AGREEMENT; AMENDMENTS. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and cannot be amended or modified except by a writing signed by all such parties. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

                   (b) ASSIGNMENT AND DELEGATION. Neither this Agreement nor any right, duty or obligation hereunder shall be assignable or delegable by the Executive. This Agreement and all the Company's rights and obligations hereunder may be assigned, delegated or transferred by it to any business entity which at any time by merger, consolidation or other business combination acquires all or substantially all of the assets of the Company or to which the Company transfers all or substantially all of its assets. Upon any such assignment, delegation or transfer, any such business entity SHALL BE DEEMED TO BE substituted for all purposes as the Company hereunder, except that the Company shall not be released from any of its obligations hereunder.

                   (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.



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                                       13



                   (d) HEADINGS. The headings of the Sections of this Agreement are included solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of such Sections.

                   (e) GOVERNING LAW. This Agreement is governed by, and construed and interpreted in accordance with, the laws of the State of Illinois.

                   IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 15th day of January, 1996.

                                          AMERICAN NATIONAL CAN COMPANY

                                          By: /s/ Dennis R. Bankowski
                                             ---------------------------------
                                             Name: Dennis R. Bankowski
                                             Title: Senior Vice President H.R.

                                          EXECUTIVE


                                          /s/ Allan  Bohner
                                          ------------------------------------
                                          Allan Bohner


                                          PECHINEY
                                          (as to Section 4(b)(iii))

                                          By: /s/ Gerard Hauser
                                             ---------------------------------
                                             Name: Gerard Hauser
                                             Title: Sr. Executive Vice President
                                             and Chief Operating Officer
                                             Beverage Sector

                    LETTER TO CLARIFY THE INTENT OF AGREEMENT

The following items are intended to clarify the intent of the Agreement executed between yourself (the "Executive") and the Company dated January 15, 1996.

 - The Executive will continue to accrue service credit for purpose of the pension benefit calculation during the Continuation Period.

 - If death or permanent disability occurs prior to the Termination Date, all benefits including severance, insurance and pension will be calculated and paid as if the Executive had resigned for Good Reason, and the Continuation Period will begin on the date the Executive's employment terminates due to such death or permanent disability.

 - In case of death or permanent disability, the severance benefit will be paid to the beneficiary on record for the Company's life insurance program. If there is no beneficiary on record, the benefit will be paid as designated in the Executive's will or to the Executive's estate.

 - The reference to the 3% early retirement reduction per annum in Section 3 will be calculated from age 62 in accordance with the current Pension Plans.

 - Regarding the Pechiney Equity Plan referenced in Section 4 b (iii); upon Termination under circumstances described in Section 3, conferring the right to receive severance benefits described in Section 4, it will be recommended that upon Termination all existing grants under any Pechiney Stock Option Plan ("Plan") vest immediately and become exercisable until the end of the Continuation Period, but in no event later than last date allowable under the applicable grant. To the extent that this cannot be accomplished under the Plan the Company will compensate the Executive for the value that would otherwise have been realized upon written notice of exercise using the market closing price on the Paris Bourse converted to US dollars as of the exercise date.



/s/ Allan Russ                                         10/4/96
-----------------------------------                   --------------------
Allan Russ                                            Date
VP Compensation and Organization Development



/s/ Walter T. Stelzel                                  10/7/96
-----------------------------------                   --------------------
Walter T. Stelzel                                     Date
Sr. Executive Vice President



Accepted and Acknowledged by:




/s/ Allan Bohner                                       2/17/97
-----------------------------------                   --------------------
Allan Bohner                                          Date